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EXHIBIT 8.2

[JONES DAY LETTERHEAD]

[FORM OF TAX OPINION]

                        , 2003

Allen Telecom Inc.
25101 Chagrin Boulevard
Beachwood, Ohio 44122

Ladies and Gentlemen:

        You have requested our opinion in connection with the statutory merger of Allen Telecom Inc., a Delaware corporation ("Company") with and into Adirondacks, Inc., a Delaware corporation ("Sub"), with Sub being the surviving corporation in the merger (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of February 17, 2003, by and among Andrew Corporation, a Delaware corporation ("Parent"), Sub, and Company (including attachments, schedules, and exhibits, the "Merger Agreement").

        This opinion is being delivered to you pursuant to Section 8.3(c) of the Merger Agreement. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Merger Agreement.

        For purposes of rendering this opinion, we have examined such existing documents and records of Company, Parent, and Sub as we have deemed necessary or appropriate, as well as the Merger Agreement, other documents relating to the Merger, and the joint proxy statement/prospectus that Company will send to its stockholders in connection with a special meeting of stockholders at which the Merger Agreement will be adopted. With your consent, we have also relied upon the accuracy at all material times of the representations by Company, Parent, and Sub contained in separate tax certification letters dated                        , and have, with your permission, assumed that all such representations are, and will be, true at all material times without regard to any knowledge qualifier that may be set forth therein. We assume that the Merger Agreement and each of the other documents executed or finalized in connection with the Merger have not been, and will not be, amended prior to the Effective Time. We also confirm that, in rendering our opinion in this matter, we have examined fully all such matters of law as in our judgment we deemed necessary or appropriate to enable us to opine on the matters that you have asked us to consider.

        Based on the foregoing, we are of the opinion that:

  (i)
  the merger of Company with and into Sub will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  (ii)
  each of Company, Parent, and Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code;

  (iii)
  none of Company, Parent, or Sub will recognize any gain or loss as a result of the Merger;

  (iv)
  holders of Company stock will not recognize any gain or loss upon the exchange of their shares of Company stock for shares of Parent stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares of Company stock;

  (v)
  the aggregate tax basis of the shares of Parent stock received in exchange for shares of Company stock pursuant to the Merger will be the same as the aggregate tax basis of the Company stock exchanged therefore, as adjusted for the issuance of cash in lieu of fractional shares of Company stock;

  (vi)
  the holding period for shares of Parent stock received in exchange for shares of Company stock pursuant to the Merger will include the holding period of the shares of Company stock exchanged therefore, provided that the relevant Company stockholder held those shares as a capital asset within the meaning of Section 1221 of the Code at the Effective Time; and

  (vii)
  the description of the federal income tax consequences of the Merger contained in the joint proxy statement/prospectus, insofar as it relates to matters of federal income tax law, is a fair and accurate summary of such matters.

        Our opinion is based on relevant provisions of the Code and on administrative interpretations, judicial decisions, and regulations thereunder or pertaining thereto as in effect on the date of this letter. These authorities are subject to change, which could be either prospective or retroactive, and we can provide no assurance as to the effect that any such change may have on the opinion that we have expressed above. We assume no obligation to inform you of any such change.

                      Very truly yours,

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[JONES DAY LETTERHEAD]
[FORM OF TAX OPINION]